Mandalay Media, Inc. Announces Third Quarter Results

Operating Results Improve by $1 Million Compared to Second Quarter; Company Generates Positive EBITDA for Month of December

LOS ANGELES--(BUSINESS WIRE)--Mandalay Media, Inc. (OTCBB: MNDL) (the “Company” or “Mandalay Media”) announced today results for its third fiscal quarter ended December 31, 2008. The results include the operating results of AMV Holding Limited (“AMV”), a European leader in direct-to-consumer mobile Internet content and services, from October , 2008, when it was acquired by the Company. The Company had unaudited quarterly (i) revenue of approximately $11.1 million, (ii) EBITDA, excluding stock option expense and foreign exchange gains/losses (“Adjusted EBITDA”), a non-GAAP measure, of $(0.2) million, and (iii) a net loss of $2.6 million, or $0.07 per share. Adjusted EBITDA improved by approximately $1.1 million on a sequential basis, and was positive for the month of December. The net loss includes $0.6 million of stock option expense. Mandalay Media had no operations during the same period in 2007.

For the nine months ended December 31, 2008, Mandalay Media had unaudited (i)  revenue of $21.4 million, (ii) EBITDA excluding stock option expense and foreign exchange gains/losses, a non-GAAP measure, of $(2.8 million) and (iii) a net loss of $8.9 million, or $0.26 per share. The net loss includes $2.6 million of stock option expense.

Some of the recent highlights include:

•
M&A:  Completed the acquisition of AMV which expands the Company’s business in UK and South Africa and accelerates the delivery of direct-to-consumer mobile Internet content and services.  The acquisition more than doubles the Company’s monthly mobile revenue.

•	D2C Expansion: Began the expansion of AMV direct-to-consumer services in key Twistbox markets including the United States, Russia, Spain and Brazil.

•	On-Deck Expansion: Aggressive conversion of current services to weekly and monthly subscription models. Launched On-Deck Services with all major mobile operators in the lucrative Brazilian market.

•	Play-for-Prizes Expansion: Expanded play-for-prizes distribution in the United States with operators including Verizon, Sprint, Alltel, Boost and Nextel.

•
Improved Operating Efficiencies: In December, the Company launched a program to reduce head count and operating expenses by $3.8 million in connection with the AMV acquisition and in response to market conditions.  Mandalay expects to begin seeing the impact of the improved operating efficiency in its  fiscal fourth quarter ending March 31, 2009, with the full impact being realized during the year ended March 31, 2010.

“We believe the completion of the acquisition of AMV accelerates Mandalay Media’s Direct-to-Consumer revenue and services while strengthening our global position in the mobile games and Life Style categories.” stated Twistbox CEO Ian Aaron. “We feel that the ability of the Company to offer new products into markets where it already has a strong presence should drive incremental revenue as a result of the acquisition. In addition, the opportunity to achieve operating efficiencies is substantial, which is why we expect operating results to continue to improve during fiscal 2010.”

Business Outlook: The Company expects to generate positive EBITDA, excluding stock option expense and foreign exchange gains/losses, during its fourth fiscal quarter ending March 31, 2009.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Mandalay Media attached to this news release and will post to the Company's investor relations web site (www.mandalaymediainc.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the Company's quarterly financial results.

The Company, as is common in its industry, uses Adjusted EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses Adjusted EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the Adjusted EBITDA measurement. Adjusted EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP).

About Mandalay Media, Inc.:

Managed by leading media and technology industry executives, the Company’s mission is to build a unique combination of new media distribution and content companies through acquisitions with domestic and foreign businesses with strong management teams and historical financial performance. Through its wholly-owned subsidiary Twistbox Entertainment, Inc., the Company is a leading global producer and publisher of mobile entertainment. Twistbox has exclusive licenses with industry-leading brands, direct distribution with more than 120 wireless operators in over 45 countries and provides an extensive portfolio of award-winning games, WAP sites and mobile TV channels. Its wholly-owned subsidiary AMV Holding Limited is a European leader in direct-to-consumer mobile Internet content and services.

For more information, please visit www.mandalaymediainc.com or www.twistbox.com.

Safe Harbor:

This press release contains forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “estimate”, “expect”, “anticipate” or “believe” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause the Company’s results to differ materially from the expectations include the following: consumer demand for the Company’s products; consumer spending trends; fluctuations in the currencies of the countries in which the Company operates against the US dollar; timely development and release of the Company’s products; competition in the industry; the Company’s ability to manage expenses; the Company’s ability to manage and sufficiently integrate acquisitions of other companies; adverse changes in the securities markets; and other factors described in our filings with the SEC, including our Annual Report on Form 10-KT for the transition period from January 1, 2008 to March 31, 2008. The Company does not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contact:
Dan Schustack, CEOcast, Inc. for Mandalay Media at (212) 732-4300.

Reconciliation of GAAP Net Loss to Adjsuted EBITDA (excluding stock option expense and foreign exchange gains/losses

	3 Months Ended	9 Months Ended
	December 31	December 31
	2008	2008

Net Loss	$(2.6)	$(8.9)

Depreciation	0.1	0.2
Amortization	0.4	1.0
Option expense	0.6	2.6
Interest expense	0.5	1.4
Income Tax	0.4	0.5
Foreign exchange loss	0.4	0.4

Adjusted EBITDA	$(0.2)	$(2.8)